Exhibit 10.9

FULLY DISCLOSED CLEARING AGREEMENT
BETWEEN SPEAR, LEEDS & KELLOGG
AND
WAVE SECURITIES LLC

This AGREEMENT is made and entered into as of this 7th day of May, 2004 by and between Spear, Leeds & Kellogg, L.P. (“SLK”) and Wave Securities LLC (“Broker”).

1.                                      Subject to the approval of the New York Stock Exchange (“NYSE”), from the opening of business on the date of NYSE approval until the termination of this Agreement as provided for in Paragraph 19, hereof, SLK will carry the cash and margin accounts of the customers introduced by Broker to SLK, and accepted by SLK, and will clear transactions on a fully disclosed basis for such accounts, all as more specifically provided in Paragraph 4 hereof, and subject to the terms and conditions hereinafter set forth.

All references made to margin accounts in this agreement shall apply only if Broker introduces such accounts and they are accepted by SLK.

2.                                      Laws and Regulations.  The term “Applicable Laws and Regulations,” as referred to in this Agreement, includes the following:  any applicable federal, state or foreign laws, including the Securities Act of 1933 (the “Securities Act”), the Securities Exchange Act of 1934 (the “Exchange Act”), the Investment Company Act of 1940 and the Investment Advisers Act of 1940, the Employee Retirement Income Security Act of 1974 (“ERISA”), all anti-money laundering and related federal statutes, rules or regulations, including the Bank Secrecy Act (“BSA”) as modified by the USA PATRIOT Act, and any Executive Orders administered by the U.S. Treasury Department’s Office of Foreign Assets Control (“OFAC”); the rules of the Securities and Exchange Commission (the “SEC”), of any state securities authority, of any “self-regulatory organization” (“SRO”) (as defined in Section 3 of the Exchange Act), including the New York Stock Exchange, Inc. (the “NYSE”) and the National Association of Securities Dealers, Inc., (the “NASD”) or of any other regulatory body or agency having authority over a transaction or an account (collectively, the “Applicable Laws and Regulations”).  For purposes of this Agreement, if you are not a member of the NYSE, you agree that in each case where there is a reference in this Agreement to a rule of the NYSE (the “NYSE Rules”) you will comply with the comparable rules of the NASD.

3.                                      Representations and Warranties

(a)                                  Broker represents, warrants, and covenants to SLK that:

(1)                                  Broker is and will remain during the term of this Agreement duly registered and in good standing as a broker-dealer with the Securities and Exchange Commission (“SEC”) and in full compliance with all Applicable Laws and Regulations including the rules and regulations of the SEC, including but not limited to the net capital, financial reporting and customer protection requirements.

(2)                                  Broker is and will remain during the term of this Agreement a member firm in good standing with the National Association of Securities Dealers (“NASD”) and in full compliance with the bylaws, rules, guidelines and standards thereof.

(3)                                  Broker is in full compliance with the constitution, bylaws, rules, guidelines, practices and customs of every national securities exchange and association of which it is a member.

(4)                                  Broker has fulfilled all registration and other requirements of all states and the District of Columbia to the extent such registration or other requirements are applicable to Broker.

(5)                                  Broker has all requisite authority, whether arising under applicable federal or state laws, or the rules and regulations of any securities exchange or regulatory authority to which Broker is subject, to enter into this Agreement and to retain the services of SLK in accordance with the terms hereof.

(6)                                  Broker hereby represents that it has obtained a Brokers Blanket Bond and lists SLK as a party to be notified if said Bond’s monetary limits are reduced or if said Bond is cancelled.

(7)                                  Broker is in full compliance, and during the term of this Agreement will remain in compliance, with all Applicable Laws and Regulations, including any applicable federal, state, or foreign anti-money laundering laws and regulations, including the Bank Secrecy Act as amended by the USA PATRIOT Act; including federal and state criminal statutes; rules and regulations of the U.S. Department of Treasury; the SEC; any state regulatory authority; and the NYSE and the NASD, as relevant, as well as the sanctions and embargo programs administered by OFAC.

(b)                                 SLK represents, warrants and covenants that:

(1)                                  SLK is and will remain during the term of this Agreement duly registered and in good standing as a broker-dealer with the SEC and is a member firm in good standing with the NYSE and the NASD.

(2)                                  SLK has all requisite authority, whether arising under applicable federal or state laws, or the rules and regulations of any securities exchange or regulatory authority to which SLK is subject, to enter into this Agreement and perform its obligations hereunder; and

(3)                                  SLK is in full compliance, and during the term of this Agreement will remain in full compliance, with the rules and requirements of every regulatory and self-regulatory organization to whose jurisdiction SLK is subject.

(4)                                  SLK is in full compliance, and during the term of this Agreement will remain in full compliance, with all Applicable Laws and Regulations, including any applicable federal, state, or foreign anti-money laundering laws and regulations, including the Bank Secrecy Act as amended by the USA PATRIOT Act; including federal and state criminal statutes; rules and regulations of the U.S. Department of Treasury; the SEC; any state regulatory authority; and the NYSE and the NASD, as relevant, as well as the sanctions and embargo programs administered by the Office of Foreign Assets Control (“OFAC”).

(5)                                  SLK has adopted and implemented policies, procedures and information barriers reasonably designed to ensure that Paragraph 18 herein may be performed in accordance with its terms.

4.                                      Services to be Performed by SLK

SLK, acting as Broker’s agent, shall carry the customers’ cash and margin accounts introduced by Broker and accepted by SLK on a fully disclosed basis, and perform the following services:

(a)                                  Execute transactions in the customers’ accounts and release or deposit money or securities to or for the accounts, only upon Broker’s instructions.

(b)                                 Prepare and mail confirmations and summary monthly statements to Broker’s customers on forms disclosing that the account is carried on a fully disclosed basis for Broker.

(c)                                  Settle contracts and transactions in securities and securities futures contracts and options thereon (collectively referred to as “securities”) (i) between Broker and other brokers and dealers, (ii) between Broker and its customers and (iii) between Broker and third persons.

(d)                                 Perform cashiering functions for such customers’ accounts, including receipt and delivery of securities purchased, sold, borrowed and loaned; remittance and receipt of payments therefor, provision of custody and safekeeping of securities and cash; and handling of margin accounts, dividends and exchanges, rights, warrants, redemptions, and tender offers with respect to such securities.  In this regard, SLK will not accept cash and certain types of cash equivalents, such as money orders, traveler’s checks, or cashier’s checks (whether or not in bearer form) or similar instruments in bearer form.  SLK reserves the right to reject any transaction that violates these prohibitions or limitations, or that raises anti-money laundering or OFAC concerns.

(e)                                  Mail to each customer a copy of the Notice to Customers as required by New York Stock Exchange Rule 382(c).

(f)                                    Complete the transfer of securities and accounts on behalf of customers.

(g)                                 Assist Broker in seeking to ensure compliance with restricted and control securities under the Securities Act of 1933.  Broker is responsible for obtaining all the necessary documentation and making all necessary legal and factual determinations

(h)                                 Pursuant to NYSE Rule 382(d), SLK will furnish any written customer complaint it receives regarding Broker, or Broker’s associated persons, and relating to the responsibilities allocated to Broker under this Agreement directly to:

(1)                                  Broker; and

(2)                                  Broker’s Designated Examining Authority (or, if none, to its appropriate regulatory agency or authority).

SLK will also notify the complaining customer, in writing, that it has received the complaint, and that the complaint has been furnished to the parties listed in h(1) and h(2) above.

(i)                                     SLK will also utilize vendor databases for the purposes of verifying certain background information for new accounts as well as for OFAC screening purposes.  SLK will also utilize vendor databases for screening wire transfers against the OFAC List.

(j)                                     Pursuant to NYSE Rule 382(e):

(1)                                  At the commencement of this Agreement, and annually thereafter, SLK will furnish Broker with a list of reports (i.e., exception reports and/or other reports) that it can provide Broker, upon Broker’s written request, to assist Broker in its supervision and monitoring of customer accounts.

(2)                                  Upon Broker’s request, SLK will assist Broker in designing appropriate AML reports for Broker to review.  Broker assumes full responsibility for reviewing any such reports provided to Broker.

(3)                                  SLK will retain and preserve copies of the reports requested by and/or supplied to Broker pursuant to NYSE Rule 440 (Books and Records), or will have the ability to either recreate copies of these reports or provide the report format and data elements contained in the original.

(4)                                  Annually, within thirty (30) days of July 1st of each year, SLK will give written notice to Broker’s Chief Executive Officer and Chief Compliance Officer indicating: (a) the list of reports offered by SLK to Broker described above; and (b) the specific reports actually requested by and/or supplied to Broker as of that date.

SLK will also provide a copy of this written notice to Broker’s Designated Examining Authority (or if none, to its appropriate regulatory agency or authority).

(k)                                  SLK, at the request of Broker, agrees to file a notice pursuant to Section 314 of the USA PATRIOT Act and the implementing regulations related thereto to permit the voluntary sharing of information between SLK and Broker.  Upon filing such notice, at Broker’s request, SLK will forward a copy of the notice filed to Broker.  SLK will comply with all requirements concerning the use, disclosure, and security of information shared pursuant to Section 314 of the USA PATRIOT Act.

Notwithstanding subparagraphs (a) through (i) above, SLK may, in its sole discretion, for good cause shown, refuse to open an account for a specific customer; close an account already opened; refuse to confirm and/or cancel a confirmation; reject a delivery or receipt of securities and/or money; refuse to clear any trade executed by Broker; or refuse to execute any trade for the account of a customer introduced by Broker.   SLK may take these actions even if the account has already been opened by Broker or the transaction has been processed by Broker.

Broker acknowledges that in connection with the performance of the above described services, SLK may retain, at its option, one or more independent data processing service bureaus to perform any of the required functions, and agrees that, provided SLK has exercised due care and diligence in the selection and retention of such service bureaus, SLK shall not be responsible for any losses, damages, liability or expenses incurred by, or claims made by, Broker or its customers arising from the failure of any such service bureau to perform said functions accurately, in accordance with specifications, or within the customary time periods.  SLK’s only obligation will be to cause any such service bureau to correct any processing error in its next regularly scheduled processing, and to deliver any overdue work as soon as reasonably practicable. In no event shall SLK be responsible for indirect or consequential damages.

5.                                      Services for which SLK is not Responsible

Unless otherwise expressly agreed in writing, SLK will not provide, nor be responsible for providing, any of the following services:

(a)                                  Accounting, bookkeeping or record keeping, cashiering, or other services involving commodity transactions, or any other transaction not involving securities;

(b)                                 Preparation of Broker’s payroll records, financial statements or any analysis thereof;

(c)                                  Preparation or issuance of checks in payment of Broker’s expenses, other than expenses incurred by SLK on behalf of Broker pursuant to this Agreement;

(d)                                 Payment of commissions to Broker’s salesmen;

(e)                                  Preparation or filing of any of Broker’s reports to the Securities and Exchange Commission, any state securities commission, or any securities exchange, securities association or other membership to which Broker is subject.  However, SLK will, at the request of Broker, furnish Broker with any necessary information and data contained in records kept by SLK, and not otherwise available to Broker, for use in making such reports by Broker.

(f)                                    Verification of address changes of Broker’s customers.

(g)                                 Obtaining and verifying new account information and ensuring that such information meets the requirements of NYSE Rule 405(1) and any other NYSE Rule including, but not limited to, any verification or identification requirements in the Bank Secrecy Act, as amended by the USA PATRIOT Act, except that SLK will provide the services referenced in Paragraph 4 (i), above.

(h)                                 Rendering investment advice to customers.

6.                                      Duties, Obligations and Responsibilities of Broker

(a)                                  Immediate Notification of Restrictions or Suspensions,
Net Capital Deficiencies and Other Matters

Within 24 hours of first becoming aware of same, Broker will provide SLK with written notification of:

(1)                                  any judicial or administrative order, consent agreement, informal understanding or other document placing conditions upon, restricting or suspending Broker’s securities business in any respect (whether voluntary or involuntary);

(2)                                  any deficiency in Broker’s net capital in violation of SEC Rule 15c3-1;

(3)                                  any formal action, suit, investigation, inquiry, or proceeding, including indictment, brought against Broker or any senior officer, director, general securities principal, or financial or operations principal of Broker, by or before any court or other tribunal, any arbitrator, any governmental authority or any SRO (in writing and within ten (10) business days of the initiation of such event); and

(4)                                  any other event that adversely and materially impacts Broker’s ability to carry out its duties and responsibilities under this Agreement.

Broker represents and warrants that all of the above-mentioned and any of the other information provided by Broker to SLK in connection with this Agreement, as well as all other information provided by Broker in response to a request by SLK, is accurate and complete.

The failure of Broker to provide the above-mentioned notification and information shall be considered a material default under this Agreement and grounds for immediate termination of the Agreement pursuant to Paragraph 19.

(b)                                 Information to be supplied by Broker:

Broker will provide SLK with such basic data and documents as shall be necessary or appropriate to permit SLK to discharge its service obligations hereunder, including, but not limited to, copies of records of any receipts of customers’ funds and securities received directly by Broker.  In all cases, such data and documents must be compatible with the requirements of SLK’s bookkeeping system.

Broker will furnish SLK with such information and signatures as are requested by SLK or that may be required by law for the opening and carrying of customer accounts on forms that have been approved by SLK.

Broker will furnish SLK with such information and documents as are requested by SLK to permit SLK to satisfy its obligations under the USA PATRIOT Act and implementing regulations thereunder.

All accounts shall be opened in accordance with SLK’s requirements. Such requirements include, but are not limited to, the requirement to obtain, prior to account opening, all customer identification information required under the Bank Secrecy Act, as amended by the USA PATRIOT Act, and its implementing regulations, including but not limited to, for each new customer, the customer’s name; date of birth (for individuals); address(es) (mailing and residential address, for individuals, or principal place of business for non-natural persons); and a documentary number. The acceptance or opening of an account without such requirements being fulfilled shall not be deemed to be a waiver of such requirements. A duly authorized principal of Broker will approve in writing the opening of each customer’s account.

Broker shall be responsible for maintaining proper customer addresses and SLK may, for all purposes, rely on such addresses as they are furnished by Broker.

Pursuant to NYSE Rule 382(e)(1), after receiving SLK’s list of available exception reports and/or other reports, Broker must promptly notify SLK, in writing, of those specific reports offered by SLK that Broker requires to supervise and monitor its customer accounts.  Broker shall advise SLK of exception reports it requires to meet its obligations under the Bank Secrecy Act, as amended by the USA PATRIOT Act of 2001, and its implementing regulations, and SLK will endeavor to use its best efforts to prepare such reports.

Pursuant to NYSE Rule 382(f), in those instances where SLK permits Broker to issue checks, whether to Broker’s customers or to third parties (i.e., parties other than Broker’s customers), Broker shall represent to SLK, in writing, that Broker maintains, and shall enforce, supervisory procedures with respect to the issuance of such checks.  Such supervisory procedures must be acceptable to SLK.

Broker, at the request of SLK, agrees to file a notice pursuant to Section 314 of the USA PATRIOT Act and the implementing regulations related thereto to permit the voluntary sharing of information between Broker and SLK.  Upon filing such notice, Broker shall forward a copy of the notice filed to SLK.  Broker agrees to comply with all requirements concerning the use, disclosure, and security of information shared pursuant to Section 314 of the USA PATRIOT Act and implementing regulations thereunder.

(c)                                  Receipt of money and securities:

In all cash accounts, Broker shall be responsible for all customer purchases until actual and complete payment therefor has been received by SLK, and, in the case of checks representing such payment received by SLK, Broker shall be responsible until the proceeds are actually received and credited to SLK by its bank. SLK agrees to use due diligence in depositing such checks promptly.  SLK reserves the right to reject any check or other payment that raises anti-money laundering or OFAC concerns.

Broker shall be responsible for all sales until acceptable delivery of the securities to SLK has been made.

Broker agrees to promptly turn over to SLK funds or securities received by Broker from its customers, together with such information as may be relevant or necessary to enable SLK to promptly and properly record such remittance and receipts in the customers’ respective accounts.

Broker shall arrange for timely settlement of “delivery versus payment” transactions, and shall not introduce any retail or individual accounts requiring settlement, on “delivery vs payment” or “receive versus payment” basis without first obtaining the prior written approval of the customer allowing SLK to accept “partial deliveries” and to abide by other clearance arrangements as may be directed by the New York Stock Exchange, Inc., the American Stock Exchange, Inc., or the NASD.  SLK may, at its option, charge for late payments or deliveries, any interest incurred by it accrued at its then prevailing “Brokers Call” rate plus 1% on the principal amount of trade, or at such other interest rate as may be agreed upon in writing by the parties, above the Broker’s Call rate.

(d)                                 Duties of Broker with respect to customers:

The customer shall remain the customer of Broker, and Broker shall be responsible for obtaining all of the essential facts relative to every customer, every cash or margin account, every order, and every person holding power of attorney over any account accepted by Broker.  Broker shall also be responsible for the conduct of customer accounts and the supervision thereof, including, but not limited to, in each case as applicable to Broker’s business, assessing the suitability of a transaction for the customer when required under applicable rules, the authenticity of all orders, signatures and endorsements, the frequency of trading by a customer, and the genuineness of all signatures, certificates and papers, the status under the Securities Act of 1933 of securities proposed to be sold or margined by a customer, and reviewing the accounts and relevant exception reports for, among other things, manipulative practices and insider trading, and compliance with all federal, state, securities exchange and association laws, rules and regulations, including all anti-money laundering laws and regulations and OFAC programs,to which Broker and customer are subject.

Broker undertakes to comply with NYSE Rule 405 (1), (2) and (3), and with other rules of regulatory organizations having jurisdiction over Broker.  It is understood that Broker will establish adequate procedures regarding Rule 405 and will make a diligent attempt in every case to conform to this rule.  Broker shall also comply with any due diligence procedures or requirements relating to customer identification and verification under the anti-money laundering laws and regulations including the USA PATRIOT Act and its implementing regulations.  Broker shall diligently supervise compliance through the use of a compliance manual or other written procedures.

Broker must notify SLK in each case where Broker and a customer authorize a Registered Representative of Broker to exercise discretion in an account.  In addition, Broker will advise SLK at the time an order is placed if such order is for a discretionary account or for an account of one of Broker’s Registered Representatives.

Broker warrants that, to its best knowledge, the customers introduced to SLK by Broker shall not be minors and shall not be such as to come under prohibitions referred to in NYSE Rule

407, or in any other law, rule or regulation of any other regulatory authority; that Broker’s customers shall in fact be the owners of accounts opened by SLK in their names, and that any orders and instructions given by Broker or any of Broker’s employees shall have been fully and properly authorized.

Prior to engaging in option trading for any of Broker’s customers, Broker shall deliver to such customer the most recent copy of the booklet titled “Characteristics and Risks of Standardized Options”, or its successor, together with any effective supplements thereto. A current prospectus of the Option Clearing Corporation is optional. Broker will take all appropriate steps to assure that customers engaging in such trading are sophisticated investors, fully aware of the risks involved, and that option trading is suitable for such customers.  Broker will comply in all respects with SLK’s options compliance program, including the obtaining of information, written approval of option accounts by the Senior Registered Options Principal of Broker, and execution of forms required by SLK.  SLK shall not be required to endorse any put or call options for any account unless the account is satisfactory to SLK.

This Agreement places the responsibility for “knowing the customer,” “suitability,” and “due diligence” relating to the customer on Broker.  It permits SLK to satisfy itself, for its own benefit, that Broker has the ability to comply itself, for its own benefit, and that Broker has the ability to comply and has complied with the requirements of NYSE Rule 405 and the comparable requirements of similar rules of any other self-regulatory organization to which Broker belongs.  It is understood that the preparation and/or possession by SLK of surveillance records or any new data, including exception reports, on behalf of, or for the use of Broker, shall neither obligate SLK to review such material nor make SLK responsible to know its contents.  Where SLK undertakes to review such materials for its own benefit, such activity does not relieve Broker of the obligation to review such materials or to take appropriate action with respect to any unusual activity that SLK may bring to Broker’s attention.

Within 10 days after the signing of the Agreement, the Broker will provide notice to SLK both of the designation of an anti-money laundering compliance officer as discussed more fully in Paragraph 6(g)(i)(d), and where required, of its notification to the appropriate regulatory authority of its designation.

At or prior to the time of the opening of each account, the Broker will obtain sufficient information from its customer to satisfy itself that the customer is the individual or entity it says it is, that its funds are legitimate, and that the account is not established or maintained for a prohibited foreign “shell bank,” as defined by the Bank Secrecy Act, as amended by the USA PATRIOT Act, and that, if the customer is a foreign bank, Broker has taken reasonable steps to ensure that the account is not used to indirectly service prohibited foreign shell banks.  Broker will obtain a completed certification as referenced in Paragraph 6(h)(i)(g)(2) below establishing that the foreign bank is not a prohibited shell bank, as well as any foreign bank certifications described in Paragraph 6(h)(i)(g)(3) below, and promptly forward copies of all such certifications to SLK.

At or prior to the time of the opening of any account, Broker will obtain all customer identification information required by the Bank Secrecy Act, as amended by the USA PATRIOT Act of 2001, and its implementing regulations, including but not limited to documentary numbers such as Taxpayer Identification Numbers (“TIN”) for U.S. Persons or passport numbers for non-U.S. Persons.  At or prior to the time of the opening of any account, Broker will obtain a copy of the passport of any foreign individual opening the account, and where requested, will forward a copy to SLK.

At the time of the opening of any account, the Broker will obtain sufficient information from its customer to satisfy itself that opening the account would not violate the provisions of any laws, rules or regulations.

Broker undertakes to comply with any customer notice provisions under the Bank Secrecy Act, as amended by the USA PATRIOT Act, and its implementing regulations, concerning the collection and verification of customer identification information.

(e)                                  Regulatory and Financial Data

Upon executing and returning this Agreement to SLK, Broker shall also provide SLK with a copy of its most recent FOCUS Report, its Form BD and any amendments thereto, and Form U-4s (including DRPs, if any) for all individuals listed on Schedules A and B of Form BD (i.e., direct owners, executive officers, indirect owners or other control affiliates).  Thereafter, within 48 hours of SLK’s making a request therefor, Broker agrees to furnish SLK with a copy of all FOCUS Reports, Broker’s Form BD and any amendments thereto, and any other regulatory filing or submission pertaining to Broker.  Broker is further required, promptly of any changes or additions to its Form BD, and Form U-4s for the above individuals, to notify SLK and provide SLK with updated information relating to such changes or additions.

(f)                                    Broker shall assume all responsibility for reviewing customer orders, and for errors in execution.

(g)                                 Anti-Money Laundering and OFAC Reporting and Regulatory Obligations

Broker recognizes its responsibility to and agrees to comply with, among others, any applicable anti-money laundering laws and regulatory rules and, reporting and recordkeeping requirements including, as appropriate, and to the extent applicable to Broker in light of its business activities, any federal, state and international criminal and civil prohibitions against money laundering including the following:

(i)                                  The Bank Secrecy Act, including any amendments thereto under the USA PATRIOT Act, which now requires, or which may in the future require, among other things:

(a)                               reports of any transaction over $10,000 in currency, including multiple transactions occurring during the course of the same day, on a Currency Transaction Report, Form 4789 (“CTR”);

(b)                               reports of any transportation of more than $10,000 in currency or monetary instruments into or outside of the United States on a Report of International Transportation of Currency or Monetary Instruments, Form 4790 (“CMIR”);

(c)                                reports of any suspicious activity on a Suspicious Activity Report (“SAR” or “SAR-SF”,  collectively referred to as SARs);

(d)                               the establishment of an anti-money laundering program, consisting of, at a minimum, the development of internal policies, procedures and controls including a system for monitoring and identifying suspicious activity, the designation of a compliance officer and notification of such designation as requested to the appropriate self-regulatory organization, an ongoing employee training program, and an independent audit function to test such programs;

(e)                                recordkeeping, including, but not limited to, collection and maintenance of records regarding funds transfers of $3,000 or more and the transmission of certain information with such funds transfers;

(f)                                   due diligence and enhanced due diligence policies, procedures and controls for private banking customers, as defined by the BSA,  including ascertaining the identity of the nominal and beneficial owners of the account and the source of funds deposited into the account;

(g)                                 conducting enhanced scrutiny of any accounts, including private banking accounts, requested or maintained by or on behalf of a senior political figure, any member of the figure’s immediate family, or any close associate of the figure as defined in the USA PATRIOT Act of 2001 and implementing regulations thereunder, and the Treasury Guidance of 2001;

(h)                               procedures with respect to correspondent accounts as defined by the USA PATRIOT Act and its implementing regulations, including:

(1)                               due diligence and enhanced due diligence policies, procedures and controls for such correspondent accounts;

(2)                               a prohibition on opening, maintaining, administering or managing such accounts for, or on behalf of, a prohibited foreign shell bank, as defined in the BSA, as amended by the USA PATRIOT Act, and its implementing regulations, and obtaining the appropriate certification(s) concerning foreign shell banks;

(3)                               obtaining certification or other evidence of ownership of any foreign bank for whom an account is maintained, and forwarding to SLK a copy of the completed certification form or other evidence of ownership, except that a certification need not be obtained as to ownership where the shares of the foreign bank are publicly traded or where the foreign bank has filed a Form FR Y-7 with the Federal Reserve Board;

(4)                               as to any foreign bank for whom an account is maintained, obtaining the name and address of a person that resides in the United States and is authorized to accept service of legal process for records regarding such account, and forwarding to SLK a copy of the completed certification form or other document indicating the foreign bank’s agent for service of process; and

(5)                               prompt notification to SLK upon receipt of written notice requiring Broker to terminate a correspondent relationship with a foreign bank where the foreign bank has failed to comply with a summons or subpoena or failed to initiate proceedings in a United States court contesting same; and

(i)                                  special measures imposed by the Secretary of the Treasury by order, rule, regulation or as otherwise required, including additional due diligence for certain customers, accounts or transactions within or involving jurisdictions identified as a primary money laundering concern, additional recordkeeping and reporting of certain financial transactions and the obtaining and retaining of information relating to the beneficial ownership of certain types of accounts;

(j)                                   any future regulations which may be imposed on the Broker involving the obligation to know its customers and their source of funds, to monitor for and identify suspicious activity, or to undertake additional due diligence efforts pursuant to any rule, regulation, order or otherwise as may be required by law.

(ii)                              Rules of the SEC and the self-regulatory organizations relating to currency and other monetary instruments reporting, suspicious activity reporting and related recordkeeping requirements.

(iii)                          Rules of the various bank regulatory agencies, including the Federal Reserve Board, relating to reporting currency transactions and suspicious activity,  including 12 C.F.R. § 208.62.

(iv)                            Applicable state reporting and recordkeeping requirements with regard to certain currency transactions, transportation of currency or monetary instruments, or reports of suspicious activity.

(v)                                The federal statutes, regulations, Executive Orders and other programs administered by OFAC which prohibit, among other things, the engagement in transactions with and the provision of services to certain sanctioned or embargoed foreign countries and other individuals or entities as listed on the OFAC website (http://www.ustreas.gov/ofac.)

SLK reserves the right, to the extent permissible by law, to reject any transaction or to freeze or block assets in any account or to terminate an account pursuant to the various OFAC sanctions programs or pursuant to its obligations under the Bank Secrecy Act, as amended by the USA PATRIOT Act.

SLK requires that, to the extent permissible by law, Broker provide SLK, at the time of filing,  copies of reports or other communications with regard to the accounts filed with the U.S. Treasury Department, the Internal Revenue Service, the U.S. Customs Service or any regulatory body or organization relating to the reporting of currency transactions, the transfer of currency or monetary instruments into or outside of the United States and suspicious activity, including, but not limited to, CTRs, CMIRs and SARs.  Further, to the extent permissible by law, Broker will consult with SLK concerning the potential filing of a SAR regarding any person with respect to which Broker and SLK share an account relationship.  Upon filing a SAR with respect to any such person, Broker will inform SLK of any measures Broker has taken with respect to the account as a result of the activity which is the subject matter of the SAR.  To the extent permitted by law, SLK agrees to provide Broker with copies of any such reports it files related to any customer with respect to which SLK and Broker share an account relationship.

SLK reserves the right to make and file such reports where it deems it appropriate in its own interest; and Broker recognizes that when SLK does so, SLK does not thereby assume any responsibility for such reporting obligation nor relieve Broker of its own responsibility for such reporting.  To the extent that SLK or Broker is required to prepare or file any reports or records by any entity that regulates it, SLK and Broker shall, to the extent permissible by law, cooperate with each other in providing any information needed in order to prepare such reports or records.

7.                                      Broker Indemnification

Broker hereby agrees to indemnify, defend and hold harmless SLK from and against all claims, demands, proceedings, suits and actions made or brought against SLK, and to indemnify SLK’s liabilities, losses, damages, expenses, attorneys’ fees and costs arising out of one or more of the following (except for those claims arising out of SLK’s gross negligence, malfeasance or willful misconduct):

(a)                                  Failure of Broker to provide prompt notification of restrictions, suspensions, net capital deficiencies and other matters as required by Paragraph 6(a) above;

(b)                                 Failure of Broker or the Broker’s customer to make payment when due for securities purchased, or to deliver when due, securities sold for the account of Broker or Broker’s customers;

(c)                                  Failure of a customer of Broker to meet any initial margin call or any maintenance call, except that SLK shall be responsible only for the portion of any such losses that are directly attributable to SLK’s failure to give proper and timely notification to the customer of any call;

(d)                                 Failure of Broker to properly perform its duties, obligations and responsibilities with respect to customer accounts (as set forth in Paragraph 6, above), it being understood that the participation of any employee of SLK in any transactions referred to in Paragraph 6 shall not affect Broker’s indemnification obligations hereunder, unless such participation by SLK’s employee was fraudulent;

(e)                                  Any dishonest, fraudulent, negligent or criminal act or omission on the part of Broker or any of Brokers’ officers, partners, employees, agents or customers;

(f)                                    Except as otherwise provided herein, all claims or disputes between Broker and its customers with respect to the matters set forth in this Agreement, it being understood: (i) that Broker guarantees the validity of customer orders in the form such orders are transmitted to SLK by Broker, and guarantees to SLK that each customer will promptly and fully perform his commitments and obligations with respect to all transactions in all of the accounts carried by SLK hereunder, and (ii) that checks received by SLK from Broker’s customers shall not constitute payment until they have been paid and the proceeds actually received and credited to SLK by its bank;

(g)                                 Any adverse claims with respect to any customer securities delivered or cleared by SLK, it being understood that SLK shall be deemed to be an intermediary between Broker and customer and shall be deemed to make no warranties other than as provided in Section 9-306(3) of the Uniform Commercial Code;

(h)                                 The default by any over-the-counter broker with which Broker deals on a principal basis, giving up SLK for clearance;

(i)                                     The default by any third-party broker with whom Broker deals rather than using SLK to execute a transaction for itself or a customer;

(j)                                     The breach by the Broker of any warranty, representation, duty or obligation under this Agreement;

(k)                                  SLK’s guarantee of any signatures with respect to transactions in the accounts of Broker’s customers;

(l)                                     The failure of Broker’s customers to fulfill their obligations to the Broker or to SLK (whether or not such failure is in the Broker’s control); and

(m)                               Any inquiry or investigation, by federal or state law enforcement agencies, the SEC, NASD, NYSE or any other regulatory body into the activities of Broker or of its officers, partners, employees, agents or customers except for inquiries or investigations resulting in an admission or a finding of gross negligence, malfeasance or willful misconduct by SLK.

8.                                      Minimum Equity Requirement

To further assure Broker’s performance of its obligations under this Agreement, including but not limited to its indemnification obligations under Paragraph 7, Broker shall, on or before the execution of this Agreement, establish an account(s) at SLK which shall at all times contain cash, securities, or a combination of both, having a market value of $*** or such other amount as SLK may require at a future date (the “Account”).  The Account may be used by Broker to trade securities on a proprietary basis.

All cash and/or securities in the Account shall be returned upon the later of 30 days after cancellation of this Agreement or the last account is transferred from SLK. This deposit does not represent an ownership interest.

If SLK shall suffer any loss or incur any expense for which it is entitled to be indemnified pursuant to this Agreement, and Broker shall fail to make such indemnification within five (5) business days after being requested to do so, SLK shall deduct the amount of such claim, loss or expense from the commissions then credited to Broker pursuant to Paragraph 9.  If the amount of said commissions is less than the amount of such claim, loss or expense, SLK shall have the right to withdraw from the Account cash or securities (or both) having a market value equal to the amount of such deficiency.  Broker shall then be obligated to immediately deposit in the Account cash or securities sufficient to bring the Account back to a market level of at least $***.

Upon the termination of this Agreement, or as soon as practical thereafter, SLK will pay and deliver to Broker the funds and securities in the Account, less any amounts which it is entitled to withdraw under the preceding Paragraph; provided, however, that SLK may retain in the Account an amount to protect it from any claim or proceeding of any type, then pending or actually threatened, until the final determination thereof is made.  If within a reasonable time after the termination of this Agreement, a threatened claim or proceeding is not resolved, or a legal action or proceeding is not instituted, the amount retained with respect to such threatened claim or proceeding shall be paid or delivered to Broker.

9.                                      Commission Payments

(a)                                  SLK shall charge each of Broker’s customers the commission that Broker directs it to charge for each transaction.  If specific instructions are not received with respect to a specific transaction in the time period required by SLK to implement same, SLK shall charge the customer the commission prescribed in the basic commission schedule delivered to SLK by Broker.  Such basic schedule may be amended from time to time by Broker by written instructions delivered to SLK; provided, however, that such changes shall be implemented only to the extent they are within the usual capabilities of SLK’s data processing and operations systems and only within such reasonable time limitations as SLK may deem necessary to avoid disruption of its normal operating capabilities.  For purposes of confirmation preparation, Broker will also furnish from time to time the source and amount of any commission or other payment received by Broker in connection with transactions in the customers’ accounts.

***         Certain information on this page has been omitted and filed separated with the Commission. Confidential treatment has been requested with respect to the omitted portions.

(b)                                 Commissions charged Broker’s customers shall be collected by SLK and credited to Broker, after deducting SLK’s compensation referred to in Paragraph 10 (and any other amount owed to SLK pursuant to this Agreement).  Such commissions shall be credited to the Account on a monthly basis, on the fifth business day after the final settlement date of the month.

10.                               Compensation

As compensation for services provided hereunder by SLK, there shall be deducted from the commissions charged Broker’s customers the amounts set forth in the fully disclosed pricing schedule attached hereto.  Said compensation schedule may be amended upon the written agreement of both parties or as otherwise agreed by both of the parties.

11.                               Margin Accounts

(a)                                  Any transaction for a customer will be considered a cash transaction until such time as Broker has furnished SLK with an executed customer’s margin agreement and consent to loan of securities in a form acceptable to SLK.

(b)                                 All margin accounts introduced by Broker shall be subject to SLK’s “house margin requirements.”  SLK currently imposes a 40% maintenance requirement.  In its sole discretion, and subject to market conditions and periods of extreme volatility, SLK may change the house margin requirements applicable to any customer account or class of customer accounts on appropriate notice to Broker, unless market conditions prevent advance notice.  Broker shall be responsible for advising its customer(s) of the changed requirements and for collecting any additional margin necessary to insure compliance with increased requirements.

(c)                                  In all margin accounts, Broker shall be responsible for the initial margin requirement for any transaction until such initial margin has been received by SLK in acceptable form.  SLK reserves the right to refuse to accept any transaction in a margin account after the initial transaction, without actual receipt of the necessary margin, and to impose a higher margin requirement, when, in SLK’s opinion, the past history or nature of such account or the securities therein justifies such action.

(d)                                 SLK shall notify Broker in advance of all margin calls, and shall provide Broker with copies of such calls.  In the event that satisfactory margin is not provided within the time specified by SLK, SLK shall be at liberty to take such actions as SLK may, in its reasonable judgment, deem appropriate.  After such initial margin has been received, subsequent margin calls may be made by SLK.  Broker agrees to cooperate with SLK in complying with and obtaining margin on subsequent calls.

(e)                                  Interest charged with respect to debit balances in customers’ accounts shall be determined in accordance with the fully disclosed pricing schedule attached hereto.

(f)                                    Broker shall be responsible for any failure on the part of a customer to meet a “maintenance call”, except to the extent directly attributable to SLK’s failure to give proper and timely notification to Broker.  An officer of Broker who has been designated by Broker (and acknowledged in writing by SLK) may request, to the extent permitted by the margin rules, that SLK withhold temporarily any contemplated action, or “Sell-out” or “Buy-in”, for accounts which have failed to meet a margin call.  Such requests shall be made in writing and shall clearly set forth the period of time during which the contemplated action is requested to be withheld.  Should SLK comply in whole or in part with such request, Broker guarantees to reimburse SLK immediately for the maximum amount of loss or liability which SLK may sustain or incur by reason of any compliance with such request, by depositing sufficient funds with SLK in a reserve or other appropriate account at a bank of SLK’s choosing over which SLK shall be signatory, to reimburse SLK for the loss or unsecured indebtedness held in the account of the particular customer; provided, however, that compliance with such a request shall not be deemed a waiver by SLK of any of its rights hereunder, including but not limited to, the right to close out a contract or position if, in SLK’s judgment, changing conditions render such action advisable.

(g)                                 Broker shall be responsible for sending each margin customer a written statement at the time of the opening of a margin account in compliance with Rule 10b-16 of the Securities Exchange Act of 1934.

(h)                                 Broker shall obtain a margin agreement from each margin account introduced to SLK, including a hypothecation authority, in a form and substance acceptable to SLK.

12.                               Unsecured Debits or Unsecured Short Positions

Unsecured debits or short positions (on a “marked to market” basis) in a customer’s account that are not resolved by payment or delivery within thirty (30) calendar days shall be charged to the account of the Broker maintained by SLK, and to which SLK credits the Broker with commissions due.  Such unpaid debits or short positions shall be netted against commissions due on a monthly basis.  Any excess of such unpaid debits or short positions over commissions due shall be applied against Broker’s Account and shall be considered a claim against Broker pursuant to Paragraph 7 of this Agreement.

13.                               Responsibilities and Rights of SLK

SLK will maintain prescribed books and records of all transactions executed or cleared through it.  SLK also undertakes to perform in good faith the services agreed to be performed in this Agreement, including the foregoing, but,  except to the extent that a transaction or customer raises concerns related to money laundering, shall not be bound to make any investigation into the facts surrounding any transaction that it may have with Broker or that Broker may have with its customers or other persons, nor shall SLK be under any responsibility of compliance by Broker with any laws or regulations which may be applicable to Broker.

Nothing herein shall be deemed to restrict in any way the right of SLK, or any affiliate of SLK, to compete with Broker in any or all aspects of Broker’s business.

14.                               Damage Claims by Non-Parties to This Agreement

SLK shall have no liability to any of Broker’s customers and any other non-party for any loss suffered by any such customer or non-party, except for losses suffered as a result of SLK’s or any of its officer’s, partner’s, agent’s, independent contractor’s, or employee’s grossly negligent, dishonest, fraudulent or criminal act or omission resulting in a breach of Paragraph 18 hereof.

Broker hereby waives any claim against SLK for losses suffered by Broker’s customers, any other non-party, or by Broker, on account of its customers’ or another non-party’s claims, except to the extent that such losses or claims result from the grossly negligent, dishonest, fraudulent or criminal act or omission of SLK or any of its officers, partners, agents, independent contractors or employees with respect to the services provided by SLK under this Agreement, including Paragraph 18 hereof.

15.                               Indemnification by SLK

SLK hereby agrees to indemnify, defend and hold harmless Broker from and against all claims, demands, proceedings, suits and actions, and all liabilities, expenses, reasonable attorney fees, and costs in connection therewith, arising out of any dishonest, fraudulent, grossly negligent or criminal act or omission on the part of SLK, any of its officers, partners, agents, independent contractors or employees with respect to the services provided by SLK under this Agreement, including Paragraph 18 hereof.

16.                               Employees

Without the prior written consent of the other, neither party will during the period of this Agreement and for one (1) year thereafter, hire or attempt to hire any person who is employed by the other on the termination of this Agreement, or whose employment with the other terminated within the one year period prior to the termination of this Agreement.

17.                               Construction of Agreement

Neither this agreement nor the performance of the services hereunder shall be considered to create a joint venture or partnership between SLK and Broker, or between Broker and other brokers for whom SLK may perform the same or similar services. Neither SLK nor Broker will utilize the name of the other in any way without the other’s consent, and under no circumstances shall either party employ the other’s name in such a manner as to create the impression that the relationship created or intended between them is anything other than that of clearing broker and correspondent broker.

During the term of this Agreement, Broker will not enter into any other similar agreement or obtain the services contemplated by this Agreement from any other party, unless (i) SLK is not capable of performing such services in a commercially reasonable manner as a result of regulatory restrictions, including those relating to any international regulatory bodies or agencies or (ii) a customer of Broker specifically requests such services be performed by an entity other than SLK.

18.                               Confidentiality

Broker represents and SLK acknowledges that Broker considers that Customer Information (as defined below), in whatever medium or format received, transmitted or stored, that SLK may receive or come to possess in connection with the performance of its obligations under this Agreement is strictly confidential and constitutes proprietary information and trade secrets of Broker.

With respect to the Customer Information, SLK hereby agrees, during the term hereof and thereafter:

(a)                                  to disclose the Customer Information only to Relevant Persons who have (i) a “need to know” the Customer Information to permit SLK to fulfill its clearing and clearing-related obligations under this Agreement, (ii) been informed by SLK of the confidential, proprietary nature of the Customer Information and (iii) been trained by SLK as to appropriate safeguarding of confidential information; and

(b)                                 to safeguard, handle and treat the Customer Information with the same level of care and diligence that it utilizes with respect to its own confidential, proprietary and trade secret information or documents of a nature similar to the Customer Information, and to use the Customer Information for the sole purpose of performing its obligations under this Agreement.

With respect to the Customer Identification Information (as defined below), SLK hereby agrees, during the term hereof and thereafter, ***.

***         Certain information on this page has been omitted and filed separated with the Commission. Confidential treatment has been requested with respect to the omitted portions.

With respect to the Customer Trading Information (as defined below), SLK hereby agrees, during the term hereof and thereafter, ***.

SLK also acknowledges that Broker has represented that the Customer Information constitutes valuable, unique, confidential and proprietary information and that any breach of this paragraph by SLK, its personnel or it affiliates that results in unauthorized use, exploitation or disclosure thereof could be extremely harmful to Broker and to its customers, and that money damages alone may not be a sufficient remedy for such breach.  Therefore, in addition to all other remedies available to Broker hereunder, Broker shall be entitled to seek specific performance and injunctive or other equitable relief as a remedy for any such breach.

Notwithstanding the foregoing (I) Customer Identification Information, Customer Trading Information and Customer Information shall not include (x) any information which is in or enters the public domain or becomes known to SLK or any Relevant Person (other than as a result of a breach of this Paragraph 18 by SLK or any Relevant Person) and (y) any information which was, or was entitled to be, in the possession of SLK or any Relevant Person without any obligation of confidentiality prior to its disclosure by SLK or any Relevant Person, including without limitation any information received by SLK when acting outside of the scope of this Agreement, and (II) SLK or any Relevant Person shall be permitted to disclose Customer Information as may be compelled or required (A) by any regulatory organization or SRO described in Paragraph 2 hereof or any similar or successor regulatory organization or SRO or (B) pursuant to a valid subpoena or judicial order issued by a court of competent jurisdiction or pursuant to an order issued by a regulatory organization or body with jurisdiction over SLK and its activities; provided that in the case of a disclosure in accordance with clause (B), SLK shall provide prior notice thereof to Broker (unless such prior notice is not permitted by the relevant regulatory organization, SRO, subpoena or order) and cooperate, at Broker’s expense, in Broker’s attempt to prevent such disclosure or limit the scope thereof.

“Customer Information” shall mean the Customer Identification Information, together with the Customer Trading Information.

“Customer Identification Information” shall mean information relating to the identification of Broker’s customers, including or their accounts, without limitation, such customers’ or their accounts, identities, addresses, e-mail addresses, telephone numbers, facsimile numbers, account settlement instruction details and other related information.

“Customer Trading Information” shall mean information relating to the trading history and records of Broker’s customers, including, without limitation, such customers’ orders (whether executed or otherwise), cancellations, executions or patterns resulting from trading or investment strategies, positions or holdings in financial instruments or products of any type or nature, pending or executed orders or transactions in such financial instruments or products, account information and information relative to their employees or associated persons, and any information based thereon or derived therefrom.

***         Certain information on this page has been omitted and filed separated with the Commission. Confidential treatment has been requested with respect to the omitted portions.

“Relevant Person” shall mean any affiliate, director, officer, employee, agent or other representative, of SLK or any general partner, limiter partner, affiliate, successor or permitted assignee thereof.

19.                               Termination

This Agreement shall continue until terminated as hereinafter provided:

(a)                                  The parties agree that for a period of twelve (12) months following the execution of this Agreement there shall be no change in the compensation schedule referred to in Paragraph 10 herein.  Thereafter, upon any unilateral change by SLK of more than 10% per annum in the compensation schedule referred to in Paragraph 10 of this Agreement, or upon the unreasonable rejection by SLK of any customers or trades pursuant to Paragraph 4, Broker may, upon fifteen (15) days prior written notice to SLK, terminate this Agreement as of the effective date of such unilateral change.

(b)                                 This Agreement may be terminated by either party, without cause, upon ninety (90) days’ written notice delivered in person or by registered or certified mail.

If either party terminates the Agreement pursuant to this subparagraph, SLK shall have the right to impose reasonable limitations upon Broker’s activities with respect to its and its customers’ account(s) at SLK during the period between the giving of notice and the transfer of Broker’s account.

(c)                                  In the event either party defaults in the performance of its obligations under this Agreement, the non-defaulting party may terminate this Agreement on the following terms and conditions. Written notice must be delivered to the defaulting party specifying the nature of the default and notifying the defaulting party that unless the default is cured within a period of ten (10) days from receipt of the notice, this Agreement may be terminated without further proceedings by the non-defaulting party.

(d)                                  This Agreement may be terminated by SLK or Broker immediately in the event that the other party is criminally indicted, enjoined, disabled, suspended, prohibited or otherwise unable to engage in the securities business, or any part of it, as a result of any administrative or judicial proceeding or action by the U.S. Department of Justice or state prosecutor, the SEC, NYSE, NASD, any state securities regulator or any other self-regulatory organization having jurisdiction, or pursuant to a voluntary agreement or understanding with any of the aforementioned entities.

(e)                                  This Agreement may be terminated by SLK or Broker immediately in the event that the other party incurs a net capital deficiency, becomes a debtor in a bankruptcy proceeding, is placed into receivership or becomes insolvent.

(f)                                    SLK may terminate this Agreement forthwith upon prior written notice to the Broker in the event that:

(i)                                     SLK discovers that Broker has failed to comply with any of the notification requirements of Paragraph 6(a).

(ii)                                  The Broker is adjudicated bankrupt or insolvent or a trustee or similar creditors’ representative is appointed by court order, or any property of the Broker is sequestered by court order and such order `remains in effect for more than thirty (30) calendar days, or a petition is filed by or against the Broker either voluntarily or involuntarily under any bankruptcy, reorganization, arrangement, insolvency, readjustment of debt, dissolution or liquidation law of any jurisdiction, whether now or hereafter in effect, and is not dismissed within thirty (30) calendar days of such filing, or the Broker makes an assignment for the benefit of its creditors, or admits in writing its inability to pay its debts generally as they become due, or consents to the appointment of a receiver, trustee or liquidator for itself or for any property held by it; or

(iii)                               SLK may take appropriate steps, including but not limited to the immediate termination of this Agreement and/or the liquidation of an Account or any portion thereof, upon the failure of the Broker to close the account of a prohibited shell bank; upon notification that the Broker has failed to terminate a correspondent relationship with a foreign bank where the foreign bank has failed to comply with a summons or subpoena, or has failed to initiate proceedings in a United States court contesting same or has failed to provide a foreign bank certification.

(g)                                 Termination of this Agreement, however caused, shall not release Broker or SLK from any liability or responsibility to the other with respect to transactions effected prior to the effective date of such termination, whether or not claims relating to such transactions shall have been made before or after such termination.

(h)                                 If Broker terminates this Agreement pursuant to subparagraph (b) above within the first year of the date of this Agreement, or SLK terminates this Agreement pursuant to subparagraph (c) or (d) above, Broker will pay to SLK a termination fee equal to the reasonable expenses incurred by SLK (i) in establishing systems procedures and capacity for servicing Broker and its customers, and (ii) in discontinuing the clearing arrangement. However, in no event shall said termination fee be less than $5,000 or more than $10,000.  Said fee shall be paid within 10 days after receipt of SLK’s statement setting forth, in reasonable detail, the expenses incurred by SLK.

20.                               Transfer of Customer Accounts upon Termination

In the event that this Agreement is terminated for any reason, it shall be Broker’s responsibility to arrange for the transfer of Broker and Customer Accounts to another clearing broker.  Broker will give SLK notice (“Transfer Notice”) of (i) the name of the broker which will assume responsibility for clearing services for Broker and Customers; (ii) the date on which such broker will commence providing such services; (iii) Broker’s undertaking, in form and substance satisfactory to SLK, that Broker’s agreement with such broker provides that such broker will accept on transfer all Broker and Customer Accounts then maintained by SLK; and (iv) the name of an individual within that organization whom SLK can contact to coordinate the transfer.

The Transfer Notice shall be given by Broker at the same time as the 15-day, 90-day and 10-day termination notices provided for in Paragraph 19(a), (b) and (c) above.

If Broker fails to give SLK a timely Transfer Notice, or SLK terminates this Agreement immediately, pursuant to Paragraph 19(d), (e) or (f) above, SLK may give Customers such notice as SLK deems appropriate of the termination of this Agreement and may make such arrangements as SLK deems appropriate for the transfer or delivery of Customer and Broker Accounts; provided, however, that in the event that such termination is based exclusively on Paragraph 19(f)(i), SLK’s right to give such notice or make such arrangements is limited to situations where the facts and circumstances giving rise to the notification obligation under Paragraph 6(a) have a reasonable potential to cause an adverse material impact on Broker’s business.  Broker shall pay any costs thereby incurred by SLK as billed by third party vendors such as transfer agents, etc.

If an Account is closed by Broker as a result of the shell bank provisions or as a result of money laundering concerns, Broker must notify SLK within 48 hours of the facts relating to those concerns.

21.                               Action Against Customers; Customer Complaints

SLK shall have the right at all times, in its sole discretion, and at its sole expense, to institute and prosecute in its name, upon prior written notice to Broker, any action or proceeding against any of Broker’s customers as to any controversy or claim arising out of SLK’s transactions with Broker or with Broker’s customers, and nothing contained in this Agreement shall be deemed or construed to impair or prejudice such right in any way whatsoever, nor shall the institution or prosecution of any such action or proceeding relieve Broker of any liability or responsibility which Broker would otherwise have had under this Agreement.  Broker shall assign its rights against its customers to SLK, to the extent requested by SLK and necessary to carry out the intent of this Paragraph.

In addition to SLK’s obligations regarding customer complaints pursuant to NYSE Rule 382(d), set forth in Paragraph 4(h) of this Agreement, SLK and Broker shall each communicate to the other any complaint/inquiry regarding the other.

22.                               Notices

Any notice or request that is required or permitted to be given under this Agreement shall be sufficient if in writing, and sent by hand or certified mail, in either case, return receipt requested, to the respective parties at the following addresses:

Broker:

Wave Securities LLC

100 South Wacker Drive

Suite 2012

Chicago, IL 60606-5173

Attn:  Joseph Lombard, President

SLK:

Spear, Leeds & Kellogg, L.P.

c/o Goldman Sachs & Co

1 New York Plaza

New York, New York 10004

Attn:  General Counsel

23.                               Amendments

This Agreement represents the entire Agreement between the parties with respect to the subject matter contained herein. This Agreement may not be changed orally, but only in a writing signed by both parties.

24.                               Exchange Regulation

The parties acknowledge that they will be subject to the rules of the New York Stock Exchange, Inc., the American Stock Exchange, Inc., and any other securities exchanges or associations of which either party is or may become a member, and of any governmental agencies to whose jurisdiction either party may be subject.

25.                               Waiver

The failure of either party to insist upon strict adherence to any term of this Agreement on any occasion shall not be considered a waiver or deprive that party of the right thereafter to insist upon strict adherence to that term or any other term of this Agreement.

26.                               Assignment

Broker may not assign or delegate any of its rights or obligations hereunder without the prior written consent of SLK.  This Agreement shall be binding upon, and shall inure to the benefit of, the respective successors and assigns of Broker (subject to SLK’s consent) and SLK.

27.                               Applicable Law

This Agreement shall be governed by and construed in accordance with the laws of the State of New York.

28.                               ARBITRATION DISCLOSURE

•                                          ARBITRATION IS FINAL AND BINDING ON THE PARTIES.

•                                          THE PARTIES ARE WAIVING THEIR RIGHT TO SEEK REMEDIES IN COURT, INCLUDING THE RIGHT TO JURY TRAIL.

•                                          PRE-ARBITRATION DISCOVERY IS GENERALLY MORE LIMITED THAN AND DIFFERENT FROM COURT PROCEEDINGS.

•                                          THE ARBITRATORS’ AWARD IS NOT REQUIRED TO INCLUDE FACTUAL FINDINGS OR LEGAL REASONING AND ANY PARTY’S RIGHT TO APPEAL OR TO SEEK MODIFICATION OF RULINGS BY THE ARBITRATORS IS STRICTLY LIMITED.

•                                          THE PANEL OF ARBITRATORS WILL TYPICALLY INCLUDE A MINORITY OF ARBITRATORS WHO WERE OR ARE AFFILIATED WITH THE SECURITIES INDUSTRY.

29.                               ARBITRATION AGREEMENT

ANY CONTROVERSY BETWEEN SLK AND BROKER ARISING OUT OF THE BUSINESS OF THIS AGREEMENT SHALL BE SUBMITTED TO ARBITRATION CONDUCTED BEFORE THE NEW YORK STOCK EXCHANGE, INC., OR THE NATIONAL ASSOCIATION OF SECURITIES DEALERS, INC., AS SLK MAY ELECT, AND IN ACCORDANCE WITH THE RULES OF THE SELECTED ORGANIZATION. ARBITRATION MUST BE COMMENCED BY SERVICE UPON THE OTHER PARTY OF A WRITTEN DEMAND FOR ARBITRATION OR A WRITTEN NOTICE OF INTENTION TO ARBITRATE, THEREIN ELECTING THE ARBITRATION TRIBUNAL.

30.                               This Agreement shall be submitted to and/or approved by any national securities exchange, or other regulatory and self-regulatory bodies vested with the authority to review and/or approve this Agreement or any amendment or modifications hereto. In the event of any disapproval, the parties hereto agree to bargain in good faith to achieve the requisite approval.

31.                               If any provision or condition of this Agreement shall be held to be invalid or unenforceable by any court, or regulatory or self-regulatory agency or body, such invalidity or unenforceability shall attach only to such provision or condition.  The validity of the remaining provisions and conditions shall not be affected thereby, and this Agreement shall be carried out as if any such invalid or unenforceable provision or conditions were not contained herein.

32.                               For purposes of the Securities and Exchange Commission’s financial responsibility rules and the Securities Investor’s Protection Act, Broker’s customers will be considered customers of SLK and not customers of Broker.  Nothing herein shall cause Broker’s customers to be construed or interpreted as customers of SLK for any other purpose, or to negate the intent of any other Paragraph of this agreement, including, but not limited to, the delineation of responsibilities as set forth elsewhere in this Agreement.

33.                               PRIME BROKERAGE:

(a)                                  Establishment of an Account

SLK agrees to establish on its books and records an account in the name of a prime broker for Broker’s clients and to maintain same providing SLK receives from said client SIA Form 151 “Executing Broker Customer Agreement” and all other documents SLK may deem appropriate.

Broker shall provide SLK with the Prime Broker tax ID number and the full street address of its client, the “SIA Form 151” as well as the necessary settlement instructions.

(b)                                  Customer Qualifications

By introducing Prime Broker Accounts to SLK, Broker confirms that it is aware that its client maintains a minimum net equity of $1,000,000 in cash or securities with a ready market for trades executed on behalf of an account not managed by an advisor, or $100,000 in cash or securities with a ready market for trades executed on behalf of a customer account managed by an investment advisor registered under Section 203 of the Investment Advisors Act of 1940.  Broker understands that if for any reason the account falls below such minimum net equity SLK has the right to refuse to process trades as a prime broker transaction.  Each time Broker enters an order Broker represents that its client is in compliance with such minimum net equity, or will notify SLK otherwise.

In the event that any prime broker disaffirms any trade Broker has executed, Broker hereby agrees to be responsible and liable to SLK for settling such transaction.

(c)                                  Restrictions on Account

Broker understands that SLK in its sole discretion may refuse to accept Prime Broker Transactions on Broker’s client’s behalf or restrict or prohibit trading of securities in Broker’s client’s account or refuse to clear Broker’s client’s transactions, in each case, after endeavoring to provide prompt notice to Broker.

(d)                                  Confirmations

Unless otherwise instructed in writing, SLK shall confirm transactions to Broker’s client, as well as to the prime broker, by the morning of the next business day after the trade date.

Broker agrees to notify SLK in a timely manner of the contract amount of the transaction, the security involved, the number of shares or units, whether the transaction is a purchase or sale, and if a sale, whether the transaction was a short or long sale.  Broker is responsible for complying with all applicable rules and regulations of the SEC and applicable self-regulatory organizations governing the execution of short sales.

34.                               PROPRIETARY ACCOUNTS OF INTRODUCING BROKERS [“PAIB”]:

The parties agree to the following conditions and provisions as set forth in the SEC No-Action Letter, dated November 3, 1998, relating to the net capital treatment of assets in the proprietary account of an introducing broker (“PAIB”) and to permit Broker to use PAIB assets in its Net Capital Computations.

1.                                       SLK shall perform a computation for PAIB assets (“PAIB Reserve Computation”) of Broker in accordance with the customer reserve computation set forth in Rule 15c3-3 (“customer reserve formula”) with the following modifications:

A.                                   Any credit (including a credit applied to reduce a debit) that is included in the customer reserve formula may not be included as a credit in the PAIB reserve computation;

B.                                     Note E(3) to Rule 15c3-3a which reduces debit balances by 1% under the basic method and subparagraph (a)(1)(ii)(A) of the net capital rule which reduces debit balances by 3% under the alternative method shall not apply; and

C.                                     Neither Note E(1) to Rule 15c3-3a nor NYSE Interpretation /04 to item 10 of Rule 15c3-3a regarding securities concentration charges shall be applicable to the PAIB reserve computation.

2.                                       The PAIB reserve computation shall include all proprietary accounts of Broker. All PAIB assets shall be kept separate and distinct from customer assets under the customer reserve formula in Rule 15c3-3.

3.                                       The PAIB reserve computation shall be prepared within the same time frames as those prescribed by Rule 15c3-3 for the customer reserve formula.

4.                                       SLK shall establish and maintain a separate “Special Reserve Account for the Exclusive Benefit of Customers” with a bank in conformity with the standards of Paragraph (f) of Rule 15c3-3 (“PAIB Reserve Account”). Cash and/or qualified securities as defined in the customer reserve formula shall be maintained in the PAIB Reserve Account in an amount equal to the PAIB reserve requirement.

5.                                       If the PAIB reserve computation results in a deposit requirement, the requirement may be satisfied to the extent of any excess debit in the customer reserve formula of the same date. However, a deposit requirement resulting from the customer reserve formula shall not be satisfied with excess debits from the PAIB reserve computation.

6.                                       Within two business days of entering into this PAIB Agreement, Broker shall notify its designated examining authority in writing (with a copy sent to SLK upon request) that it has entered into this PAIB Agreement.

7.                                       Commissions receivable and other receivables of Broker from SLK  (excluding clearing deposits) that are otherwise allowable assets under the net capital rule are not to be included in the PAIB reserve computation, provided the amounts have been clearly identified as receivables on the books and records of Broker and as payables on the books of SLK.

8.                                       If Broker is a guaranteed subsidiary of SLK or if Broker guarantees SLK (i.e., guarantees all liabilities and obligations) then the proprietary accounts of Broker shall be excluded from the PAIB Reserve Computation.

9.                                       Upon discovery that any deposit made to the PAIB Reserve Account did not satisfy its deposit requirement, SLK shall by facsimile or telegram immediately notify its designated examining authority and the Securities and Exchange Commission (“Commission”). Unless a corrective plan is found acceptable by the Commission and the designated examining authority, SLK shall provide written notification within 5 business days of the date of discovery to Introducing Brokers that PAIB assets held by SLK shall not be deemed allowable assets for net capital purposes.  The notification shall also state that if Broker wishes to continue to count its PAIB assets as allowable, it has until the last business day of the month following the month in which the notification was made to transfer all PAIB assets to another clearing broker.  However, if the deposit deficiency is remedied before the time at which Broker must transfer its PAIB assets to another clearing broker, Broker may choose to keep its assets at SLK.

10.                                 The parties shall adhere to the terms of the No-Action letter, including the Interpretations set forth, in all respects.

This Agreement contains a pre-dispute arbitration clause in Paragraph 28.  Broker acknowledges that it has received, and read, a copy of this Agreement, and agrees to be bound by the terms and conditions contained herein.

SPEAR, LEEDS & KELLOGG, L.P.

By:	/s/Gary Sveva

Name:	Gary Sveva

Title:	Managing Director

By:	/s/Joseph Lombard

Name:	Joseph Lombard

Title:	President, Wave Securities

Effective Date
03/08/2004

Pricing Schedule for Wave Securities – Private & Confidential v 3
This proposal reflects rates for your institutional agency execution business.  As you add additional services, we will provide pricing for you based on your requirements.

1.             Listed & OTC Securities:

Clearance	$*** per ticket (A tickets is defined by account, by side, by symbol and by trade date)
Street Side print	$*** per street side print

2.             Listed Executions

Tier 1 (orders executed < 5 minutes)	$*** per share
Tier 2 (orders executed > 5 minutes)	$*** per share

The above brokerage rates include specialist bills but are exclusive of any additional fees imposed by specialists or the exchange, i.e.  Cancellation fees, odd-lot fees, or any other related fees.

3.             Clearing Deposit

SKL requires a minimum deposit of $*** which can be in the form of Cash, Treasury Bill(s) or Fully Paid for Securities in order to pen and maintain a broker/dealer account.  (Securities used for deposit require pre-approval from SLK Clearance Risk Management).

4.             Financing:  (+/- basis point off of the Federal Funds Open Rate)

Debt	FFO Rate *** basis points
Short Rebate	FFO Rate *** basis points on non-difficult securities
Credit Rate	FFO Rate *** basis points

The Federal Funds Open rate is currently 1.00%.  Rate can fluctuate daily and is subject to change without notice.  Spear Leeds & Kellogg will pass back any interest related fees with the connection of DK’s/overnight financing at a rate of Federal Open Rate plus *** basis points.

5.             Other Items:

Wave Securities will be responsible for (only if applicable):

• Market Data (Exchange, News & Charts)	• Exchange & Regulatory Surcharges (i.e., NASD, SEC Amex)
• Direct Connectivity (T-1, DSL, Radianz etc)	• $*** per month per REDI user ID internet charge
• Equipment/upgrades purchased by SLK on behalf of Wave Securities	• $*** per outbound wire

All rates quoted above do not include exchange fees, regulatory fees and surcharges, such as the SEC fees,
NASDR fee, ACT Risk Management fee, etc.

***Certain information on this page has been omitted and filed separately with the Commission.  Confidential treatment has been requested with respect to the omitted portions.